UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 27, 2024, Vaxart, Inc. (the “Company”) entered into Modification No. 3 (the “Modification”) to the ATI-RRPV Project Award Agreement No. 001 dated June 13, 2024 (the “Project Agreement”) with Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by the Biomedical Advanced Research and Development Authority (“BARDA”) of the U.S. Department of Health and Human Services. As previously disclosed, pursuant to the Project Agreement, the Company will receive funding to conduct a Phase 2b comparative study (the “Trial”) evaluating the Company’s oral pill XBB COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration.

The Modification (i) increased the total estimated ceiling for the funding to the Company to approximately $456.1 million, representing an increase of approximately $3.2 million, and (ii) increased the total amount of funding currently allotted to the Trial and available for payment to approximately $96.5 million, representing an increase of approximately $30.8 million. A portion of the additional funding is for the Company to commence manufacturing of a vaccine construct targeting the KP.2 strain.

On September 27, 2024, BARDA also informed the Company that it could proceed with the sentinel portion of the Trial pursuant to the Project Agreement. Pursuant to the Modification, the Trial is to begin with a sentinel cohort of 400 individuals using the Company’s XBB vaccine and an mRNA XBB comparator.

The foregoing description of the Modification does not purport to be complete and is qualified in its entirety by reference to the full text of the Modification, which will be filed as an exhibit to the Company’s next periodic report.

Item 8.01.	Other Events.

On September 30, 2024, the Company issued a press release announcing the initiation of the sentinel portion of the Trial. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and, other than the quotes by Dr. James F. Cummings, is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated September 30, 2024.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

Forward-Looking Statements

Statements contained or incorporated by reference in this Current Report on Form 8-K which relate to other than strictly historical facts, such as statements about the Company’s expectations with respect to clinical and regulatory development plans for its product candidates, the data to be derived in the Company’s ongoing and planned clinical trials, the timing of funding pursuant to the Project Agreement and/or the Modification, additional funding of the Trial under the Project Agreement and/or the Modification, and the structure, design, and objectives of the Trial. The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this Current Report on Form 8-K. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, risks and uncertainties associated with the Company’s ability to achieve milestones and deliverables under the Project Agreement and achieve successful results in the Trial, the Company’s continuing operating losses, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as may be required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAXART, INC.

Dated: September 30, 2024
	By:	/s/ Steven Lo
Steven Lo
President and Chief Executive Officer